Exhibit 10.16

MACK-CALI REALTY CORPORATION

RESTRICTED SHARE AWARD AGREEMENT

MARK YEAGER

AGREEMENT EVIDENCING THE GRANT
OF A RESTRICTED SHARE AWARD PURSUANT
TO THE EMPLOYEE STOCK OPTION PLAN
OF MACK-CALI REALTY CORPORATION

AGREEMENT (“Agreement”) is made and entered into this 9th day of May, 2006 to be effective as of the Grant Date as defined herein, by and between Mack-Cali Realty Corporation (the “Company”) and Mark Yeager (the “Recipient”) .

WHEREAS, pursuant to the Employee Stock Option Plan of Mack-Cali Realty Corporation which was effective September 11, 2000 (the “Plan”), the Company hereby awards shares of the Company’s common stock, par value $.01 per share (“Common Stock”) to the Recipient subject to such terms, conditions, and restrictions (hereinafter, “Restricted Share Award”) as set forth in the Plan, this Agreement, and the Employment Agreement dated as of May 9, 2006 by and between the Company and the Recipient (the “Employment Agreement”), and

WHEREAS, upon the vesting of Restricted Shares, the Recipient is also entitled to receive a tax gross-up from the Company under the terms of the Employment Agreement to enable the Recipient to retain as many shares of Common Stock as possible,

NOW THEREFORE, the parties hereto hereby agree as follows:

1.             Award of Shares of Restricted Stock.

Pursuant to the Plan, the Committee hereby awards to the Recipient, effective as of the Grant Date, a Restricted Share Award representing the conditional receipt of 10,000 shares of Common Stock (“Restricted Shares”) at no out-of-pocket cost to the Recipient subject to the terms, conditions and restrictions set forth herein. The Grant Date shall be the Effective Date as defined in the Employment Agreement. Except for defined terms set forth in Section 4 below, capitalized terms not otherwise defined in this Agreement shall be as defined in the Plan.

2.             Award Restrictions.

(a)           General Rules. Ownership of Restricted Shares shall not vest in the Recipient, and shall be subject to forfeiture until the conditions of Sections 2(b) and (c) or Section 4 are fully satisfied. For purposes of this Agreement, the following concepts shall be defined as follows:  (i) the lapse of restrictions on the Recipient’s rights with respect to the Restricted Shares granted hereunder shall be referred to as “Vesting”; (ii) the period between the Grant Date and the date of Vesting shall be referred to as the “Vesting Period”; and (iii) the date Vesting occurs shall be referred to as the “Vesting Date.”

(b)           Vesting. An aggregate of 10,000 Restricted Shares may vest in the Recipient on a year by year basis over a two- to four-year Vesting Period. The number of Restricted Shares which have been vested and earned on each Vesting Date on a year by year basis as a result of the Annual Performance Targets specified in Section 2(c) below being satisfied is as follows:

Restricted Shares	Vesting Date

5,000	January 1, 2007
5,000	January 1, 2008

(c)           Annual Performance Targets. (i) The Restricted Shares shall vest on the applicable Vesting Date on a year by year basis provided that the Annual Performance Targets (as hereinafter defined) for the calendar year ending on the last day of the Company’s fiscal year immediately preceding such Vesting Date are met. The “Annual Performance Targets” shall mean the annual performance targets for each applicable calendar year as determined by the

Executive Compensation and Option Committee of the Company’s Board of Directors and communicated to the Recipient no later than the last day of the first calendar quarter of the applicable calendar year; and (ii) in the event that the Annual Performance Targets for any calendar year are not satisfied so that the Restricted Shares do not vest on the Vesting Date on which they were scheduled to vest had the Annual Performance Targets been met, such Restricted Shares that failed to vest on such Vesting Date shall vest on any subsequent Vesting Date provided that the Annual Performance Targets for a subsequent calendar year are met. If any Restricted Shares remain unvested as of January 1, 2008, Annual Performance Targets shall be set for the 2008 calendar year and if any Restricted Shares have not vested by January 1, 2009, Annual Performance Targets shall be set for the 2009 calendar year. The Vesting Date applicable to the 2008 calendar year is January 1, 2009 and for the 2009 calendar year is January 1, 2010. Any Restricted Shares that have not been earned and vested by January 1, 2010 shall automatically be canceled or forfeited.

(d)           Lapse of Restrictions. Upon the Vesting of Restricted Shares, the Recipient shall own the Shares free and clear of all restrictions imposed by this Agreement and the Recipient shall be free to hold or dispose of such Shares in his discretion, subject to applicable federal and state law or regulations.

(e)           Prohibition Against Assignment. During the Vesting Period, the Restricted Shares may not be transferred or encumbered by the Recipient by means of sale, assignment, mortgage, transfer, exchange, pledge, or otherwise. The levy of any execution, attachment, or similar process upon the Restricted Shares shall be null and void.

3.             Stock Certificates.

(a)           Certificates. Restricted Shares shall be evidenced by one or more stock certificates registered in the name of the Recipient or a nominee or nominees therefor. Prior to Vesting, the Company shall prepare and issue separate certificates for the Restricted Shares scheduled to vest in each year (the “Share Certificates”), which shall be registered in the name of the Recipient and which shall bear such restrictive legend or legends (if any) as the Company may deem necessary or desirable under any applicable law.

(b)           Stock Powers. The Recipient shall execute and deliver to the designee of the Company (the “Designee”) stock powers corresponding to the Share Certificates designating the Company as the transferee of an unspecified number of Shares, which stock powers may be completed by the Designee as specified herein. The Recipient and the Company each waive the requirement that the signature of the Recipient on the stock powers be guaranteed. Upon receipt of a copy of this Agreement and the stock powers, each signed by the Recipient, the Designee shall promptly notify the proper officers of the Company and the Share Certificates and stock powers shall be held by the Company in accordance with the terms of this Agreement.

(c)           Effect of Vesting. Upon Vesting, the Company shall cause to be delivered to the Recipient (i) a certificate for the Shares which have vested free and clear of restrictive legends and (ii) any stock powers signed hereunder by the Recipient remaining in its possession related to the vested shares. In the event that the Recipient dies before delivery of the certificate, such certificate shall be delivered to, and registered in the name of, the Recipient’s beneficiary or estate, as the case may be.

(d)           Rights of Stockholder. Except as otherwise provided in Section 2 and this Section 3, during the Vesting Period and after the certificates for the Restricted Shares have been issued, the Recipient shall be entitled to all rights of a stockholder of the Company, including the right to vote and the right to receive dividends, with respect to the Restricted Shares subject to this Agreement. Subject to applicable withholding requirements, if any, dividends on the Restricted Shares shall be paid to the Recipient when earned and payable.

(e)           Power of Designee. The Designee is hereby authorized by the Recipient to utilize the stock power delivered by the Recipient to transfer all forfeited Shares to the Company upon receipt of instructions from a duly authorized representative of the Company.

4.             Termination of Employment; Change in Control.

(a)           Termination Due to Disability, Death or for Good Reason; Change in Control. Unless otherwise provided in the Employment Agreement and notwithstanding any provision of the Plan to the contrary, if the Recipient terminates employment with the Company due to Disability, death, for Good Reason or a termination initiated by the Company without Cause, all Restricted Shares subject to this Agreement and held by, or on behalf of, the Recipient shall be deemed earned and vested as of the Recipient’s last day of employment with the Company. In addition, unless otherwise provided in the Employment Agreement and notwithstanding any provision of the Plan to the contrary, all Restricted Shares subject to this Agreement and held by the Recipient on the date a Change in Control occurs shall be deemed earned and vested as of such date.

(b)           Termination for Any Other Reason. Unless otherwise provided in the Employment Agreement, if the Recipient’s employment with the Company terminates prior to January 1, 2010 for reasons other than Disability, death, a termination initiated by the Company without Cause or for Good Reason or as a result of a Change in Control, any Restricted Shares subject to this Agreement that have not been earned and vested prior to the Recipient’s termination of employment shall be immediately forfeited on the last day of the Recipient’s employment with the Company.

5.             Withholding.

In connection with the delivery of any stock certificates, or the making of any payment in accordance with the provisions of this Agreement, the Company shall withhold Shares or cash amounts (for fractional Shares) equal to the taxes then required by applicable federal, state and local law to be so withheld.

6.             Adjustments for Capital Changes.

In the event of any change in the outstanding shares of Common Stock of the Company by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, reorganization, combination or exchange of shares, or other similar corporate change, or other increase or decrease in such shares effected without receipt or payment of consideration by the Company, a duly authorized representative of the Company shall adjust the number of Restricted Shares granted pursuant to the Plan and this Agreement to prevent dilution or enlargement of the rights granted to the Recipient.

7.             No Right to Continued Employment.

Nothing in this Agreement shall confer on the Recipient any right to continue as an employee of the Company or in any way affect the Company’s or any subsidiary’s right to terminate the Recipient’s employment at any time.

8.             Notice.

Any notice to the Company hereunder shall be in writing addressed to:

Mack-Cali Realty Corporation
11 Commerce Drive Cranford
New Jersey  07016

Attn:    Mitchell E. Hersh, President and Chief Executive Officer

Any notice to the Recipient hereunder shall be in writing addressed to 72 Fernwood Road, Summit, New Jersey, 07901, or such other address as the Recipient shall notify the Company in writing.

9.             Entire Agreement; Effect of Employment Agreement.

(a)           Entire Agreement. This Agreement contains the entire understanding of the parties and shall not be modified or amended except in writing and duly signed by each of the parties hereto. No waiver by either party of any default under this Agreement shall be deemed a waiver of any later default thereof.

(b)           Effect of Employment Agreement. In the event the Employment Agreement with the Company contains additional rights, duties and/or obligations with respect to the Recipient, such terms and conditions shall govern the Recipient’s Restricted Share Award as if such terms and conditions had been set forth herein; and in the event of any conflict or inconsistency between the terms of the Employment Agreement or this Agreement, the terms and conditions of the Employment Agreement shall control.

10.          Construction.

The various provisions of this Agreement are severable in their entirety. Any determination of invalidity or unenforceability of anyone provision shall have no effect on the continuing force and effect of the remaining provisions.

11.          Governing Law.

This Agreement shall be governed by the laws of the State of New Jersey applicable to contracts made, and to be enforced, within the State of New Jersey.

12.          Successors.

This Agreement shall be binding upon and inure to the benefits of the successors, assigns and heirs of the respective parties.

In WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective on the date first above written.

Mack-Cali Realty Corporation

By:	/s/ Mitchell E. Hersh
Mitchell E. Hersh
President and Chief Executive Officer

Recipient

/s/ Mark Yeager
Mark Yeager